                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant /x/                             / /     Confidential, for Use of the
Filed by a party other than the registrant / /                  Commission Only (as permitted
Check the appropriate box:                                      by Rule 14a-6(e)(2)

/ /     Preliminary proxy statement
/ /     Definitive proxy statement
/x/     Definitive additional materials
/ /     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             CALIFORNIA JOCKEY CLUB
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


- -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/ /     $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.
/x/     $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).
/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)     Title of each class of securities to which transaction applies:

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(2)     Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: 1/

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(4)     Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

(5)     Total fee paid:

- --------------------------------------------------------------------------------

/x/     Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)     Amount previously paid:

- --------------------------------------------------------------------------------

(2)     Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

(3)     Filing party:

- --------------------------------------------------------------------------------

(4)     Date filed:

- --------------------------------------------------------------------------------

- ---------------
1. Set forth the amount on which the filing fee is calculated and state how it was determined.

                      [CALIFORNIA JOCKEY CLUB LETTERHEAD]


                                                                 August 20, 1996


DEAR FELLOW CALIFORNIA JOCKEY CLUB STOCKHOLDERS:

         As stockholders of California Jockey Club (CJC), we are about to elect a Board of Directors to lead our company for the next year. CJC's annual meeting is scheduled for 10:00 a.m. on August 30, 1996 in the clubhouse at Bay Meadows.

         The CJC Board has nominated four directors for re-election -- KJELL QVALE, JAMES HARRIS, JAMES CONN AND BRIAN HERRERA. A group of dissidents calling themselves the California Jockey Club Shareholders Committee has put forward its own slate. You have probably also received materials about a so-called "special meeting" of the stockholders of our sister company, Bay Meadows Operating Company (BMOC), to vote on a non-binding resolution.

YOU SHOULD VOTE FOR CJC'S NOMINEES.  The reasons are straightforward:

1. CJC and BMOC agree that the future of live racing is uncertain at best. Attendance has been declining for years, and the facilities at Bay Meadows need substantial work costing millions of dollars. BMOC doesn't have the money; CJC doesn't either, at least without slashing the dividend (or eliminating it entirely) for years to come.

2. Your Board of Directors is taking steps to address these issues, raising $350 MILLION, and significantly increasing stockholder value:

         o THE SALE OF 73 OF THE 178 ACRES OF LAND CJC OWNS AT BAY MEADOWS IN TWO TRANSACTIONS FOR $52 MILLION. The Board is strengthening these agreements, virtually eliminating CJC's responsibility for off-site costs associated with the development of these properties.

         o AN AGREEMENT WITH HUDSON BAY PARTNERS PROVIDING FOR HUDSON BAY TO INVEST $300 MILLION IN CASH. In the transaction, Hudson Bay will receive securities convertible into 72 percent of the common stock of CJC/BMOC, at an effective price of $20 per paired share. This is a premium of approximately 26 percent above the average closing price of the stock over the 12 months ended August 16, 1996. A copy of the press release, providing more information about this transaction, is enclosed.

3. THE DISSIDENTS, ON THE OTHER HAND, HAVE NO PLAN AT ALL. Except, that is, "to explore the broad options that CJC may presently have to declare void, rescind and/or modify the real estate sales contracts" (our lawyers tell us it would be a breach of CJC's obligations to cancel one of the contracts). BUT WHAT WILL THEY DO ABOUT THE SERIOUS ISSUES THAT CONFRONT THE COMPANY? We can only guess. They merely say they will continue live racing. But they do not offer any plan for reversing the continued decline in average daily on-track attendance at Bay Meadows, or for funding needed stable repairs or replacement (which BMOC's president has estimated will cost between $12 million and $15 million). Both are necessary for the long-term viability of live racing at Bay Meadows.

      HOW CAN THE DISSIDENTS PROTECT, LET ALONE ENHANCE, THE VALUE OF YOUR
            INVESTMENT, WITHOUT ANY PLAN TO DEAL WITH THESE ISSUES?

         NOT ONLY DO THEY HAVE NO PLAN, THE DISSIDENTS DON'T EVEN KNOW THE
         FACTS.

         o They claim the $52 million CJC will be paid in the two land sale transactions is "inadequate." But the average price under the two contracts is almost $100,000 per acre higher than the valuation in the appraisal the dissident group cites in its materials.

         o They claim the sale of the 73 acres will "jeopardize live racing" at Bay Meadows by requiring off-track stabling. This is not true.

                 There are a number of alternatives to meet the track's stabling needs. These include building barns on leased land adjacent to Bay Meadows; building barns on remaining Bay Meadows property; and leasing stables and facilities at the Alameda County Fairgrounds in Pleasanton (Alameda County Fair has indicated in writing its interest in such an arrangement).

                 Off-track stabling is a viable alternative; it is being done successfully elsewhere. Already 35 percent of the horses running at Bay Meadows are shipped from such places as Pleasanton, Stockton, and Santa Rosa. Nationwide, 40 to 60 percent of horses are shipped to tracks on race day. At Aqueduct, more than 75 percent of the horses are shipped in for the races.

                                      ****

               WHICH SLATE IS MORE QUALIFIED TO RUN YOUR COMPANY?

         The CJC nominees have a total of more than 60 years of experience on the CJC Board and are the beneficial owners of more than 350,000 shares of CJC/BMOC stock. To our knowledge, the dissident nominees have no experience in managing a real estate investment trust, and they own far less stock. Review the backgrounds of the nominees and decide for yourself.

                      THE CALIFORNIA JOCKEY CLUB NOMINEES

KJELL QVALE has been Chairman of the Board, a Director and Secretary of CJC for five years. For more than 25 years he was President and a Director of Pacific Racing Association, better known as Golden Gate Fields.

JAMES M. HARRIS is President, Treasurer, and has been a Director of CJC for 27 years.

JAMES P. CONN has been a director of CJC for approximately 27 years. He is a member of a number of boards of directors, including The Santa Anita Companies. He is the former President and CEO of BMOC.

BRIAN M. HERRERA has been a Director of CJC for four years.

                              THE DISSIDENT SLATE

JOHN HARRIS is Chairman of the Board of BMOC. He is also the owner and Chief Executive Officer of Harris Farms, Inc. The dissidents' proxy materials do not reflect:

o MR. HARRIS AND HARRIS FARMS, INC. HAVE BEEN SUED TWICE OVER INCIDENTS INVOLVING THEIR HORSE BREEDING PROGRAM. In one lawsuit, DNA tests showed that Harris and Harris Farms falsely claimed a colt had been sired by a champion stallion (per the agreement), when in fact it had been sired by another horse. In the other suit, the owners of a thoroughbred mare alleged that her foal had been switched for another when returned with the mare to the owners. Mr. Harris and Harris Farms entered into settlements in both cases. (Bligh v. Harris Farm et al., Fresno Superior Court, No. 524496-7 (1994), and Mackay v. Harris, Fresno Superior Court, No. 266011-6 (1981)).

o A company Mr. Harris controls supplies hot dogs, hamburgers and other meat served at the track. This relationship, WHICH MAY WELL POSE A CONFLICT OF INTEREST FOR MR. HARRIS AS A DIRECTOR OF BMOC, has never been disclosed in the BMOC proxy.

o In May 1996 members of the California Thoroughbred Breeders Association charged Mr. Harris with a conflict of interest, given his position as chairman of BMOC. Mr. Harris's response, as reported at the time, was illuminating: "If anybody should be worried, it would be Bay Meadows because I've got a lot bigger investment as a breeder and owner." YOU AS STOCKHOLDERS SHOULD BE CONCERNED ABOUT WHERE MR. HARRIS'S REAL ECONOMIC INTEREST LIES.

RONALD J. VOLKMAN has served as Chairman of the Board and President of ATX, Inc., a real estate development company, since 1991. Mr. Volkman has a great deal of experience in real estate, including:

o Partnerships and companies in which Mr. Volkman was involved have defaulted on millions of dollars of loans, and at least three Volkman developments went into foreclosure; and

o He has been named as a defendant in at least 11 lawsuits, one of which resulted in the entry of a judgment against him in excess of $11 million.

DAVID GJERDRUM is President of KERMA, Inc., an electronic marketing and system consulting firm.

BARTON D. HELLER is President of Barons Jewelers.

JERRYLEE VANDERHURST is a real estate agent with Lyon & Associates.

                                      ***

                     DON'T BE CONFUSED BY BMOC'S MATERIALS

         You may have received proxy materials from the BMOC Board asking stockholders to approve a non-binding resolution to build 900 or more stalls on or contiguous to the Bay Meadows Racecourse, because "CJC has not yet provided for the construction of such stalls." THE BMOC BOARD ITSELF ADMITS THE RESOLUTION WILL NOT BIND IT OR THE CJC BOARD TO TAKE ANY ACTION.

         On August 13, 1996 CJC filed suit against the dissidents, BMOC, and two BMOC directors -- Jack Liebau, BMOC's President, and John Harris, its Chairman and a dissident nominee. CJC contends in its lawsuit that the BMOC "special meeting" is not a true referendum to get stockholders' views on off-site stabling, but an attempt to influence the outcome of the election of CJC's directors.

         DON'T BE CONFUSED BY THE BMOC MATERIALS. WHILE WE ARE NOT MAKING ANY RECOMMENDATION AS TO VOTING AT THE BMOC SPECIAL MEETING, WE ARE SAYING THAT IF YOU WANT A REAL VOICE IN THE DIRECTION CJC WILL TAKE, YOU MUST CAST A VOTE TO ELECT CJC'S DIRECTORS.


                                      ****

                       WE BELIEVE YOU HAVE A CLEAR CHOICE

California Jockey Club's nominees, all of whom are now serving, without conflicts of interest, and who are committed to BOTH the continuation of live racing at Bay Meadows AND enhancing stockholder value by putting the company's assets to more productive use.

                                       OR

A dissident slate with non-existent (or undisclosed) plans which might or might not succeed in preserving live racing at Bay Meadows, but in either case is likely to do so at your expense.

Please complete and return the YELLOW proxy card to support CJC's nominees.


Sincerely,

/s/ Kjell H. Qvale
Kjell Qvale
Chairman of the Board

                                   IMPORTANT

                    PLEASE MARK, SIGN, DATE, AND RETURN THE
                  YELLOW PROXY CARD IN THE ENVELOPE PROVIDED.

Do not sign or return any documents from the dissident group or its agents. If you have returned any of their proxy cards, you can still vote in favor of the CJC nominees. Only the latest vote counts.


If your shares are held in an account at a brokerage firm, only that brokerage firm can vote your shares, and only upon receipt of your specific instructions. Accordingly, please contact your account representative to have your shares voted on the YELLOW proxy card and mail in the return envelope provided.

           IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE, PLEASE CALL:
                             D.F. KING & CO., INC.
                                 1-800-848-3094

News Release
- ------------------------------------------------------------------
                                                   Contact:  Sitrick And Company
                                                             Michael Sitrick
                                                             Donna Walters
                                                             (310) 788-2850
                                                             Anne George -- NY
                                                             (212) 755-2850
SITRICK AND COMPANY, INC.
      LOS ANGELES/NEW YORK

FOR IMMEDIATE RELEASE

        CALIFORNIA JOCKEY CLUB REACHES AGREEMENT FOR HUDSON BAY PARTNERS
          TO INVEST $300 MILLION, AT EFFECTIVE PRICE OF $20 PER SHARE,
       FOR INTERESTS CONVERTIBLE INTO 72% OF CAL JOCKEY/BAY MEADOWS STOCK

     SAN MATEO, CA -- AUGUST 19, 1996 -- The California Jockey Club (AMEX:CJ) today announced that it has entered into an agreement for Hudson Bay Partners L.P. to invest $300 million into two new limited partnerships, in exchange for 15 million of the new limited partnership units, which are convertible into 72 percent of California Jockey Club/ Bay Meadows Operating Company (CJC/BMOC) stock, at an effective price of $20 per share. The $300 million investment will be made over a period of not more than three years.
     The CJC Board received a "fairness opinion" dated August 18, 1996 on the transaction from Montgomery Securities -- financial advisor to CJC and BMOC.
     The transaction calls for CJC and BMOC to contribute all of their assets to new limited partnerships, of which CJC and BMOC will be the respective general partners, in exchange for partnership units on a share-for-unit basis. Hudson Bay will contribute its $300 million of cash to the same limited partnerships in exchange for limited partnership

                                       1
1875 Century Park East, Suite 950
Los Angeles, CA 90067
(310) 788-2850  Fax: (310) 788-2855
units. The transaction is subject to a number of conditions, including due diligence, financing and the approval of the BMOC Board and the stockholders of both CJC and BMOC. Hudson Bay will be entitled to receive a $2.9 million termination fee in the event that the CJC Board of Directors receives a higher, unsolicited offer and accepts that offer, pursuant to the exercise of its fiduciary responsibilities.
     As part of the transaction, Hudson Bay Partners will have the right to nominate a majority of the members of the CJC and BMOC Boards of Directors. However, certain Board actions will require the approval of the non-Hudson Bay directors. David H. Lesser, President of Hudson Bay Partners, will become a Director and senior officer of CJC after the transaction is completed. Hudson Bay will receive seven-year warrants for an additional 5 million units at an exercise price of $25.69 per paired unit, a premium of approximately 50 percent over the price at which the stock closed on May 31, 1996, when terms of the transaction were initially proposed by Hudson Bay. Mr. Lesser and other members of management will receive stock options as part of an overall incentive plan. Hudson Bay Partners currently holds just less than five percent of the outstanding stock of CJC and BMOC.
     Kjell H. Qvale, chairman of the CJC Board of Directors, said, "Hudson Bay's proposed investment is being made at a premium of approximately 13 percent over the market price of CJC and BMOC stock, as of the close of trading Friday, August 16, 1996, and a premium of approximately 26 percent over the average closing price of the stock over the 12 months ended August 16, 1996. It positions the companies for growth into the 21st Century by raising substantial capital to diversify CJC's and BMOC's assets and expand the companies' business plans."
     Mr. Qvale continued, "This transaction is equally exciting for both CJC and BMOC. I believe that the BMOC Board should find that this transaction is in the best interest of

BMOC and its stockholders and should approve it -- and then recommend its stockholders approve it, as well."
     Mr. Qvale said that current plans are to use the cash to purchase other real estate assets. "The intention is to diversify our investments and create higher liquidity for the stock over the long-term." He said that the cash also may be used to support the companies' racing interests.
     Mr. Lesser said the agreement, reached after discussions over a period of several months with both companies, will provide access to "a substantial amount of capital the companies would otherwise find difficult to raise. The substantial infusion of new equity capital will enable the development of CJC and BMOC into a major owner and operator of real estate and will give existing stockholders a significant stake in this development. The transaction is intended to broaden the portfolio of the company, attract institutional investors and ultimately lead to a more liquid stock. Not only does the transaction bring additional capital to the companies, but Hudson Bay will provide additional expertise in acquisitions, financings and new perspective to the Boards which should help accelerate the companies' growth.
     "I invested in CJC and BMOC some time ago," Mr. Lesser continued, "and I remain committed to horse racing activities and their potential expansion. Additionally, I expect the companies to use the new capital to acquire other assets which will benefit from the paired share structure. I firmly believe this transaction will result in significantly greater long-term value for the stockholders of both companies than maintaining the status quo."
     Mr. Qvale said the transaction is an additional step in the current CJC Board's plan to enhance stockholder value.
     "We have said for some time that, in our view, the only way for stockholder value to be enhanced is for us to diversify our portfolio. Bay Meadows' average on-track daily attendance has continued to decline. We have been searching for activities that have the potential for producing additional earnings and increasing the liquidity of our stock," he stated.
     California Jockey Club is a real estate investment trust that leases substantially all of its property in San Mateo to BMOC, which operates the Bay Meadows Racetrack in San Mateo, California.
     Hudson Bay Partners was formed by David H. Lesser as an investment fund to make strategic investments in real estate and real estate-related securities. Prior to forming Hudson Bay, Mr. Lesser was a Senior Vice President of Crescent Real Estate Equities, Ltd. Crescent was formed as the successor to the real estate interests of Richard E. Rainwater, who owns more than 20 percent of Crescent's equity and serves as its chairman. Crescent is the beneficial owner of a significant economic interest in Hudson Bay Partners through the ownership of debt and non-voting common stock in the fund's limited partner. Prior to joining Crescent, Mr. Lesser was a Director in the Real Estate Investment Banking Department at Merrill Lynch & Co.
                                     # # #

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